Exhibit 10.1

CDK Global, Inc.

Amended and Restated Corporate Officer Severance Plan

This Amended and Restated Corporate Officer Severance Plan (the “Plan”) has been established by CDK Global, Inc. (the “Company”), to provide severance benefits for its “Eligible Executives,” as that term is defined below, and for the Eligible Executives of certain of its Affiliates that have adopted the Plan with the consent of the Administrator. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b). The Plan was established effective as of February 2, 2016 (the “Prior Plan”) and is hereby amended and restated effective as of September 7, 2017. The Plan, as amended and restated herein, supersedes in its entirety the Prior Plan.

PLAN ADMINISTRATION

The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”); provided, that the Compensation Committee may delegate all or some of its authority under the Plan from time to time to a committee designated by the Compensation Committee (such committee, to the extent so delegated authority hereunder, or the Compensation Committee, as applicable, the “Administrator”). As of the effective date of the Plan, such Administrator shall consist of (i) the General Counsel of the Company, (ii) the Chief Financial Officer of the Company and (iii) the principal human resources officer of the Company. The Administrator has the discretionary and final authority to make factual determinations, to construe and administer the Plan, to interpret any ambiguities, and to resolve any and all issues including, without limitation, determinations relating to the eligibility to participate or the right to any Severance Benefits.

ELIGIBILITY

An Eligible Executive will be entitled to the Severance Benefits described in the Plan provided that he or she (i) executes and returns a valid Severance Agreement, as discussed below, that is not revoked and becomes effective within sixty (60) days following his or her termination of employment, (ii) returns all Company Property, (iii) reimburses his or her Employer for any personal charges or cash advances, (iv) pays any and all personal expenses charged to his or her Company-issued credit card, (v) pays any amounts otherwise owed to the Company, including, without limitation, any tuition assistance and relocation repayments, and (vi) does not breach any obligations under the terms of the Severance Agreement or any non-competition, non-solicitation, non-disparagement, confidentiality, or similar obligations that are applicable to the Eligible Executive pursuant to any written agreement with the Company or its Affiliates, as amended by the Severance Agreement (collectively, the “Conditions”). Upon an Eligible Executive’s breach of the Conditions, such Eligible Executive’s rights to the Severance Benefits shall immediately cease.

COORDINATION WITH OTHER SEVERANCE ARRANGEMENTS AND RIGHTS

Except as otherwise provided herein, the Plan supersedes any severance or similar benefits under the provisions of any other severance plan, program, arrangement, policy, or practice of, or any employment, consulting, or similar agreement with, an Employer covering an Eligible Executive; provided, that if an Eligible Executive is entitled to any severance or similar benefits under the provisions of the CDK Global, Inc., Amended and Restated Change in Control Severance Plan for Corporate Officers, as amended from time to time (the “CIC Severance Plan”), upon his or her termination of employment, such Eligible Executive shall remain entitled to the benefits provided under the CIC Severance Plan but will not be entitled to any Severance Benefits under this Plan.

If an Eligible Executive is entitled under law to receive severance pay, a termination indemnity, notice pay, or the like, or if an Eligible Executive is entitled under law to receive advance notice of separation, then any Severance Benefits payable hereunder shall be offset or reduced by the amount of any such severance pay, termination indemnity, notice pay, or the like, as applicable, and the Severance Period (as defined below) shall be reduced by the length of such notice period.

SEVERANCE BENEFITS

Subject to the Conditions, the following severance benefits (collectively, the “Severance Benefits”) shall be provided to each Eligible Executive under the Plan:

(a)	Severance Pay. The Eligible Executive will be entitled to receive an aggregate amount equal to 150% of his or her Base Salary (“Severance Pay”), payable in accordance with the Employer’s regular payroll practices during the eighteen (18) month period following the date of termination (the “Severance Period”), less withholdings as required by law; provided, that any payments otherwise payable prior to the first payroll date following the sixtieth (60th) day after the date of termination shall be deferred until, and paid in a lump sum upon, such payroll date.

The Employer may deduct (after all applicable withholdings have been deducted) from Severance Pay any indebtedness, obligation, or liability owed by the Eligible Executive to an Employer as of his or her termination date, as permitted under applicable law.

(b)	Prorated Bonus. The Eligible Executive will be entitled to receive a Prorated Bonus for the year of termination, payable when bonuses for such year would otherwise have generally been scheduled to be paid absent termination of employment.

(c)	Treatment of Equity Awards.

(i)	Options. The Eligible Executive’s outstanding, unvested options to purchase common stock of the Company (“Options”) shall continue to vest during the Severance Period as though the Eligible Executive’s employment had not been terminated, and the Eligible Executive shall have a period of sixty (60) days following the termination of the Severance Period in which to exercise any vested Options; provided, however, that if such Eligible Executive would have satisfied the Normal Retirement Criteria (or term of similar import), as defined in the award agreement underlying an award of Options to the Eligible Executive, had such Eligible Executive retired on the date of his or her termination, then the applicable Options shall be treated in accordance with their terms as though such Normal Retirement Criteria (or term of similar import) were in fact satisfied. For the avoidance of doubt, (i) in no event shall the Eligible Executive be permitted to exercise an Option following the date that is ten (10) years from the date such Option was granted, and (ii) subject to the proviso in the preceding sentence, any Option (or any portion thereof) that is unvested as of the end of the Severance Period shall be forfeited immediately for no consideration.

(ii)	Other Equity Awards. With respect to the Eligible Executive’s outstanding equity awards (other than Options), including, but not limited to, restricted stock awards, restricted unit awards, and performance stock units, (i) any time-based vesting requirements shall continue to lapse during the Severance Period as though the Eligible Executive’s employment had not been terminated, and (ii) any performance-based vesting requirements shall remain eligible to be satisfied based on actual performance during the applicable performance period, but prorated for the number of days during the applicable performance period elapsed through the end of the Severance Period. Any such awards (or any portion thereof) as to which the vesting requirements do not lapse in accordance with the preceding sentence shall be immediately forfeited for no consideration.

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Except as otherwise set forth in the Plan, each outstanding equity-based award held by the Eligible Executive shall be treated in accordance with its terms.

(d)	Continuation of Benefits. Commencing on the date immediately following the date of his or her termination, the Employer shall maintain in full force and effect (or otherwise provide) with respect to the Eligible Executive (and, to the extent applicable, his or her covered dependents), and shall permit them to participate in, Benefit Plans upon the same terms and conditions and otherwise to the same extent as such Benefit Plans are maintained for and made available to similarly situated active employees of the Employer from time to time, as determined in good faith by the Administrator until the earlier of (i) the date that such Eligible Executive becomes eligible for participation in the respective medical, dental, vision and basic life insurance benefits plans of a subsequent employer and (ii) twelve (12) months from the date of his or her termination (the “Benefit Plans Continuation Period”), in all events provided that such Eligible Executive’s continued participation is permissible under applicable law and the terms and provisions of such Benefit Plans, and provided that if the provision of continued benefits on terms applicable to active employees results, or would reasonably be expected to result, in adverse tax or other consequences to the Employer, as determined in good faith by the Administrator, then the Employer shall permit continued participation by such Eligible Executive at the Eligible Executive’s expense, and the Employer shall provide monthly reimbursements to the Eligible Executive during the Benefit Plans Continuation Period for the same portion of the monthly cost of such continued participation that the Employer subsidizes for similarly situated active employees, if permissible under applicable law. In all events, the Employer and the Eligible Executive shall share the costs of the continuation of such Benefit Plans participation in the same proportion as such costs are then shared by similarly situated active employees of the Employer, as determined in good faith by the Administrator. Notwithstanding the foregoing, if (i) no such Benefit Plans are maintained for similarly situated active employees of the Employer, or (ii) the Administrator determines in its sole discretion that participation in any Benefit Plans after an Eligible Executive’s termination is prohibited by applicable law or the terms and provisions of such Benefit Plans or would subject the Employer to an unreasonable additional cost, the Employer shall pay such Eligible Executive a monthly cash amount during the Benefit Plans Continuation Period equal to the Employer’s proportion of the monthly cost to provide the same benefits to similarly situated active employees of the Employer as of the date immediately prior to the date of his or her termination, as such costs were then shared between the Employer and active employees, as determined in good faith by the Administrator. The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence on the date of such Eligible Executive’s termination, and shall run concurrently with the Benefit Plans Continuation Period.

CLAWBACK

The Severance Benefits payable or provided hereunder shall be subject to a clawback, recoupment, or forfeiture action by the Company pursuant to the terms of any Company clawback policy or any other written agreement between the Company or its Affiliates and the Eligible Executive.

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COORDINATION WITH SHORT-TERM DISABILITY OR OTHER APPROVED LEAVES OF ABSENCE

If an Eligible Executive is on an approved leave of absence at the time of termination, the timing and amount of Severance Pay will depend on whether the Eligible Executive is receiving other forms of income protection. If the Eligible Executive is receiving short-term disability payments (or “STD”), then Severance Pay will be reduced by the amount of STD paid from the date of termination. Severance Pay will not be reduced, however, if the Eligible Executive is on an unpaid leave (such as an FMLA leave) at the time of termination.

SEVERANCE AGREEMENT

As a condition to receiving Severance Benefits under the Plan, an Eligible Executive will be required to execute a Severance Agreement in a form acceptable to the Employer. A Severance Agreement will contain a release of claims, which must become effective not later than sixty (60) days following the date of termination, and certain other provisions as the Company may deem appropriate, including, but not limited to, an Eligible Executive’s acknowledgement and affirmation that any then-existing non-competition, non-solicitation, non-disparagement, confidentiality, or similar obligations applicable to the Eligible Executive under the Company’s 2014 Omnibus Award Plan, any award agreements thereunder, or any other written agreement between the Eligible Executive and the Company or its Affiliates shall survive until the later of (i) the expiration of the Severance Period and (ii) the date on which such obligations would otherwise lapse according to their terms. The release will, to the extent permitted by law, waive and release any and all claims and actions an Eligible Executive might otherwise have against his or her Employer and its Affiliates, as well as any other related parties and entities the Company decides to include in the release. No Severance Benefits will be paid under the Plan if an Eligible Executive fails to timely execute (or revokes) a Severance Agreement.

Pursuant to a Severance Agreement, each Eligible Executive shall agree that after his or her employment by the Employer, he or she shall assist the Company and its Affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise, that are not adverse to the Eligible Executive (an “Action”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Eligible Executive’s employment or the period of the Eligible Executive’s employment by the Company or any of its Affiliates. The Eligible Executive agrees, unless precluded by law, to inform the Company promptly if the Eligible Executive is asked to participate (or otherwise become involved) in any Action involving such claims or potential claims. The Eligible Executive also agrees, unless precluded by law, to inform the Company promptly if the Eligible Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Eligible Executive’s employment or the period of the Eligible Executive’s employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company or one of its Affiliates shall reimburse the Eligible Executive for all of the Eligible Executive’s reasonable out-of-pocket expenses associated with such assistance. Any reimbursement that is taxable income to the Eligible Executive shall be subject to applicable withholding taxes.

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DEFINITIONS OF KEY TERMS

Under the Plan, certain terms have special meanings and have already been defined. Other key terms are defined as follows:

“Affiliate” means a corporation or other entity controlled by, or under common control with, the Company.

“Base Salary” means an Eligible Executive’s annual base salary as in effect immediately prior to such Eligible Executive’s date of termination.

“Benefit Plans” means the medical, dental, vision and basic life insurance plans, programs, and arrangements offered by the Employer, as such plans, programs and arrangements may be in effect from time to time.

“Cause” means (A) the good faith determination by the Employer that the Eligible Executive has ceased to perform his or her duties to the Employer or an Affiliate (other than as a result of his or her incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his or her duties to such party, provided that no such failure shall constitute Cause unless the Eligible Executive has been given notice of such failure and (if cure is reasonably possible) has not cured such act or omission within fifteen (15) days following receipt of such notice, (B) the Employer’s good faith determination that the Eligible Executive has engaged or is about to engage in conduct injurious to the Employer or an Affiliate, (C) the Eligible Executive's conviction of, or please of guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, or (D) the consistent failure of the Eligible Executive to follow the lawful instructions of the Board of Directors of the Company or his or her direct supervisors, which failure amounts to an intentional and extended neglect of his or her duties to the Employer or an Affiliate thereof. Any determination of whether Cause exists shall be made by the Employer in its sole discretion.

“Company Property” means all business or financial information in any form or media, and any copies thereof (including, but not limited to, reports, customer lists, customer contracts, proprietary information, business plans, notes, maps, files, memoranda, manuals, or records) and all equipment (including, but not limited to, automobiles, credit cards, cardkey passes, door and file keys, software, computers, electronic files, printers, tablets, smartphones, or other hand-held devices) of, or leased to, the Company or any Affiliate.

“Eligible Executive” means an employee of the Company or any Affiliate who is designated by the Compensation Committee as an Eligible Executive for purposes of the Plan whose employment is involuntarily terminated by an Employer for any reason other than for Cause (and other than due to death or disability). A person shall not be considered to have been “involuntarily terminated” where:

(A) employment is terminated at the end of a leave of absence because of the person's failure to return to work; (B) employment is terminated at the end of a leave of absence because such person’s position was filled during the leave and the Employer does not offer such person another position; (C) the individual resigns, including as a result of an election to take early, normal, or deferred retirement; (D) employment is terminated after the individual gives oral or written notice of an intention to resign; or (E) employment is terminated in connection with the sale of equity interests in, or the sale or lease of all or part of the assets of a business of, the Employer where (I) the person is offered employment in a comparable position with comparable compensation with the purchaser or lessee, as the case may be, or (II) the person voluntarily elected not to participate in the selection process for the employment described in (I) above. An employee’s designation by the Compensation Committee as an Eligible Executive for purposes of the Plan may be revoked by the Compensation Committee at any time; provided, that any such revocation shall not be effective until the date that is twelve (12) months following its approval by the Compensation Committee.

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“Employer” means the Company or any Affiliate of the Company that adopts the Plan with the consent of the Company.

“Prorated Bonus” means the product of (i) the annual cash bonus that the Eligible Executive would have earned for the fiscal year in which the date of termination occurs, based on actual performance for the full fiscal year, but assuming that all non-financial and other subjective and qualitative performance criteria are achieved at target levels, and (ii) a fraction, the numerator of which is the number of days during the fiscal year in which the date of termination occurs through the date of termination, and the denominator of which is the number of days in such year.

CLAIMS PROCEDURES

Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan, or inquiries about present or future rights under the Plan must be submitted to the Administrator in writing, as follows:

CDK Global, Inc.

1950 Hassell Road

Hoffman Estates, IL 60169

Attn: Corporate Officer Severance Plan Administrator

Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Administrator needs to complete the review, and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Administrator receives the application, unless special circumstances require an extension of time, in which case, the Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

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Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Administrator within sixty (60) days after the application is denied (or deemed denied). The Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records, and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

CDK Global, Inc.

1950 Hassell Road

Hoffman Estates, IL 60169

Attn: Corporate Officer Severance Plan Administrator

A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the applicant feels are pertinent. The Administrator may require the applicant to submit additional facts, documents, or other material as it may find necessary or appropriate in undertaking its review.

Decision on Review. The Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. The Administrator will give prompt, written notice of its decision to the applicant. In the event that the Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Administrator’s decision is not given to the applicant within the time prescribed herein, the application will be deemed denied on review.

Rules and Procedures. The Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described above, (b) has been notified by the Administrator that the application is denied (or the application is deemed denied due to the Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (d) has been notified in writing that the Administrator has denied the appeal (or the appeal is deemed to be denied due to the Administrator’s failure to take any action on the claim within the time prescribed above).

GENERAL PROVISIONS

Governing Law. The construction and administration of this Plan and any dispute, claim or controversy arising under, out of, in connection with, or in relation to this Plan, shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law principles of such state that would require or permit the application of the laws of another jurisdiction. The Company (on behalf of itself and all Employers) and, by accepting Severance Benefits, each Eligible Executive, consent to the personal jurisdiction of and venue in any state or federal court located in the State of Illinois in the event of any dispute, claim, or controversy arising under, out of, in connection with, or in relation to this Plan, and each waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or venue and waives any objection to jurisdiction or venue based on improper jurisdiction or venue. EACH OF THE COMPANY AND EACH ELIGIBLE EXECUTIVE HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING A DISPUTE ARISING UNDER, OUT OF, IN CONNECTION WITH, OR IN RELATION TO THIS PLAN.

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Effect on Other Benefits. Except as otherwise provided herein, Severance Benefits provided under the Plan shall be in addition to any compensation or benefits that may be due an Eligible Executive from the Company or an Affiliate (including, without limitation, any equity awards, that are governed by the terms of the applicable equity incentive plan and any individual award agreement except as otherwise provided herein).

No Right to Employment. The Plan (i) does not establish any right to continued employment of any person, nor any right to benefits under the Plan except according to its terms, and (ii) is not to be construed as interfering with either an Employer’s right to terminate the employment of any person at any time or the fact that each person is employed “at-will,” meaning employment is not for a specific period of time, and both the Employer and any person may terminate the employment relationship at any time, with or without notice, for any or no reason.

Severability. Should any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.

Plan Amendment or Termination. The Plan may be amended by the Compensation Committee or the Board of Directors of the Company or terminated by the Board of Directors of the Company at any time.

Tax Matters. All benefits hereunder shall be reduced by applicable tax withholdings and shall be subject to applicable tax reporting, as determined by the Administrator. It is the intention of the parties that no payment or entitlement pursuant to the Plan will give rise to any adverse tax consequences pursuant to Internal Revenue Code Section 409A. For purposes of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), each of the payments that may be made under the Plan are designated as separate payments. It is intended that the provisions of the Plan comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, an Eligible Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his or her account in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold the Eligible Executive (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in the Plan to the contrary, in the event that an Eligible Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments that are “deferred compensation” subject to Section 409A that are made by reason of his or her “separation from service” within the meaning of Section 409A shall be made to the Eligible Executive prior to the date that is six (6) months after the date of his or her “separation from service” or, if earlier, his or her date of death. Immediately following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum. In addition, for purposes of the Plan, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for an Eligible Executive’s benefit under any Company-sponsored plan, program, agreement, or arrangement may not be reduced by, or offset against, any amount owing by such Eligible Executive to the Company or any Affiliate.

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Source of Contributions. Benefits are provided by the Employer. All amounts are paid out of the general assets of the Employer and no special trust or fund has been set up to provide benefits under the Plan.

Type of Plan Administration; Plan Year. The Plan is administered by the Administrator. The Administrator can be contacted by mail c/o CDK Global, Inc., 1950 Hassell Road, Hoffman Estates, IL 60169, Attn: Corporate Officer Severance Plan Administrator. The Plan operates and keeps its records on a calendar-year basis.

Identification of Plan Sponsor. The Company is the Plan sponsor. The Company’s Taxpayer Identification Number is 46-5743146. The Company is also the agent for service of legal process.

If you have any questions about the Plan, you should contact your local Human Resources Representative.

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